Exhibit 5



                               September 27, 1996


Board of Directors
Tredegar Industries, Inc.
1100 Boulders Parkway
Richmond, Virginia  23225

                       Registration Statement on Form S-8
                            Tredegar Industries, Inc.
                               1996 Incentive Plan

Lady and Gentlemen:

         We are acting as counsel for Tredegar Industries, Inc. (the "Company") in connection with its registration under the Securities Act of 1933 of 450,000 shares of its common stock, no par value per share (the "Shares"), which are proposed to be issued pursuant to the Company's 1996 Incentive Plan (the "Plan") as described in the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission").

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

         2. The Shares have been duly authorized and, when the Shares have been issued pursuant to the Plan as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Hunton & Williams